EXHIBIT 10.43
May 4, 2020
Johanna Mercier
Dear Johanna,
This letter agreement is entered into between Gilead Sciences, Inc. (“Gilead”) and you to confirm the extension of certain relocation assistance benefits provided to you pursuant to the Offer Letter between you and Gilead dated May 21, 2019 (the “Offer Letter”).
Pursuant to the Offer Letter, Gilead agreed to provide you with up to 12 months of temporary accommodations in a fully furnished corporate apartment. The initial 12-month term of your temporary accommodations is set to expire on July 10, 2020. Subject to your execution of this letter agreement, Gilead agrees to provide a one-time cash payment to you in an amount of $350,000 to help cover your anticipated costs in extending your temporary accommodations for an additional 12 months (the “Extended Temporary Housing Payment”). Your Extended Temporary Housing Payment will be paid to you in one lump sum, net of all applicable taxes, no later than July 31, 2020.
If your employment should terminate within one year following the date on which you receive the Extended Temporary Housing Payment, the full, gross cash amount of the Extended Temporary Housing Payment must be repaid to Gilead within 90 days after your last date of employment, except that you will have no such repayment obligation if your employment is terminated by Gilead without Cause (as defined in the Gilead Sciences, Inc. 2004 Equity Incentive Plan, as amended) or by you for Good Reason (as defined in the Offer Letter).
You agree by signing below that Gilead has made no other promises with regard to the matters discussed herein other than what is outlined in this letter. In case of any conflict between this letter and the terms of any other letter or agreement, this letter will be controlling. This agreement can only be modified by written agreement signed by you and Gilead’s representative.
Please execute this letter agreement where indicated below and return a copy to Gilead to evidence your agreement. I look forward to continuing our work on the organization’s short and long-term success.

Sincerely,
/s/ Daniel O’Day
Daniel O’Day
CEO and Chairman
Foregoing terms and conditions hereby accepted:
Signature: /s/ Johanna Mercier
Name: Johanna Mercier
Date: May 8th 2020